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RP(R) FINANCIAL, LC.
Financial Services Industry Consultants

                                                                    EXHIBIT 99.3

                                             September 10, 2004

Mr. Thomas R. Venables
President and Chief Executive Officer
Benjamin Franklin Savings Bank
58 Main Street
Franklin, Massachusetts 02038

Dear Mr. Venables:

         This letter sets forth the agreement between Benjamin Franklin Savings Bank, Franklin, Massachusetts ("Benjamin Franklin"), subsidiary of Benjamin Franklin Bancorp, M.H.C., and RP(R) Financial, LC. ("RP Financial"), whereby Benjamin Franklin has engaged RP Financial to prepare the written business plan document and financial projections reflecting the pro forma impact of the mutual to stock conversion of Benjamin Franklin, the simultaneous cash and stock acquisition of Chart Bank, Waltham, Massachusetts, and the post-conversion and merger activities of Benjamin Franklin. These services are described in greater detail below.

DESCRIPTION OF PROPOSED SERVICES

         RP Financial's business planning services will include the following areas: (1) determining Benjamin Franklin's current financial and operating condition, business strategies and anticipated future strategies, both currently and on a pro forma basis; (2) quantifying the impact of business strategies, incorporating the use of offering proceeds and the acquisition of Benjamin Franklin; (3) preparing detailed financial projections on a quarterly basis for a period of at least three fiscal years to reflect the impact of selected business strategies and the use of offering proceeds; (4) preparing the written business plan document which conforms with applicable regulatory guidelines, including a description of the use of offering proceeds and how the convenience and needs of the community will be addressed; and (5) preparing the detailed schedules of the capitalization and inter-company cash flows.

         The contents of the business plan will include: Executive Summary; Description of Business; Marketing Plan; Management Plan; Records, Systems and Controls; Financial Management Plan; Monitoring and Revising the Plan; and Alternative Business Strategy

         RP Financial agrees to prepare the business plan and accompanying financial projections in writing such that the business plan conforming to regulatory guidelines can be filed with the appropriate federal and state regulatory agencies in conjunction with the filing of the stock offering application.

WASHINGTON HEADQUARTERS

Rosslyn Center                                        Telephone:  (703) 528-1700
1700 North Moore Street, Suite 2210                     Fax No.:  (703) 528-1788
Arlington, VA  22209                              Toll-Free No.:  (866) 723-0594
www.rpfinancial.com                        E-Mail:  wpommerening@rpfinancial.com

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Mr. Thomas R. Venables
September 10, 2004
Page 2

FEE STRUCTURE AND PAYMENT SCHEDULE

         Benjamin Franklin agrees to compensate RP Financial for preparation of the business plan on a fixed fee basis of $15,000. Payment of the professional fees shall be made upon delivery of the completed business plan. Benjamin Franklin also agrees to reimburse RP Financial for those direct reasonable out-of-pocket expenses necessary and incidental to providing the business planning services. Reimbursable expenses will likely include shipping, telephone/facsimile printing, computer and data services, and shall be paid to RP Financial as incurred and billed. RP Financial will agree to limit reimbursable expenses in conjunction with the business planning and appraisal engagements, subject to written authorization from Benjamin Franklin to exceed such level.

         In the event Benjamin Franklin shall, for any reason, discontinue this planning engagement prior to delivery of the completed business plan and payment of the progress payment fee, Benjamin Franklin agrees to compensate RP Financial according to RP Financial's standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the fixed fee described above, plus reimbursable expenses incurred.

         If during the course of the planning engagement, unforeseen events occur so as to materially change the nature or the work content of the business planning services described in this contract, the terms of said contract shall be subject to renegotiation by Benjamin Franklin and RP Financial. Such unforeseen events may include changes in regulatory requirements as it specifically relates to Benjamin Franklin.

INDEMNIFICATIONS

         The provisions of paragraph 3 in that certain letter agreement dated September 10, 2004 between Benjamin Franklin and RP Financial are incorporated herein by reference.

         Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter.

                                                      Sincerely,

                                                      William E. Pommerening
                                                      CEO and Managing Director

Agreed To and Accepted By:      Thomas R. Venables  ___________________________
                                President and Chief Executive Officer

Upon Authorization by the Board of Directors For: Benjamin Franklin Savings Bank
                                                  Subsidiary of Benjamin
                                                    Franklin Bancorp, M.H.C.
                                                  Franklin, Massachusetts

Date Executed: ___________________________________